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                                                                EXHIBIT 99


                   CONTACTS:  Philip J. Keuper          Nicholas R. Iammartino
                              Keuper Public Relations   Borden, Inc.
                              212/573-4280              614/225-4485
                              212/207-1576


                BORDEN TO RECORD CHARGES IN THIRD QUARTER

         COLUMBUS, Ohio, October 5, 1994 -- Borden, Inc. (NYSE: BN) today said that it expects to record pretax charges of $150 million to $200 million in its third quarter 1994 results, scheduled to be announced October 26.
         Approximately $95 million of the amount relates to less-than-estimated proceeds from the divestiture of discontinued operations. In its results for the fourth quarter of 1993, Borden had recorded an aggregate pretax charge of $637.4 million for estimated losses on these business disposals.
          The 1994 third quarter charges include approximately $50 million for transaction fees and other expenses, most of which relate to previously disclosed fees to Kohlberg Kravis Roberts & Co., in connection with the proposed merger with a KKR affiliate.
         Third quarter results will also include charges for the writedown of certain impaired assets, and the reversal of the unused portion of the 1993 restructuring charge for business re-engineering. Management reviewed the 1993 restructuring program in light of recent events and determined that a portion of the reserve for this project would not be utilized.
         Borden said that the charges would lead to a net loss for the third quarter of 1994.
         Aggregate cash flows from divestitures are expected to be essentially in line with the amounts announced in January due to the anticipated sales of non-core assets in addition to those included in discontinued operations.
These sales are expected to generate a small aggregate net gain.


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